Press
Release

Company Contact: Bill Walsh, CFO
Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
tfromer@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS
Company achieves goals for third quarter revenue and profitability
Houston Portable People Meter trial and Project Apollo rollout contribute to increase in third quarter costs and expenses;
Company updates financial guidance for year-end 2005

NEW YORK, October 20, 2005 – Arbitron Inc. (NYSE: ARB) today announced results for the third quarter ended September 30, 2005.

For the third quarter 2005, the Company reported revenue of $85.6 million, an increase of 4.5 percent over revenue of $82.0 million during the third quarter of 2004. A planned increase in expenses for the Houston Portable People Meter market demonstration and for the rollout of the Project Apollo pilot contributed to an increase in costs and expenses for the third quarter of 11.8 percent, from $47.1 million in 2004 to $52.7 million in 2005. Earnings before interest and income tax expense (EBIT) for the quarter were $33.1 million, a decrease of 1.8 percent compared to EBIT of $33.7 million during the third quarter last year.

Income tax expense for the third quarter 2005 increased by $4.1 million over the same period last year due in part to a third quarter 2004 reversal of certain reserves for tax contingencies and a third quarter 2004 reduction in the valuation allowance on certain deferred tax assets which together amounted to a benefit of $4.2 million in the third quarter of 2004.

Net income for the third quarter decreased by 13.7 percent from $24.2 million in 2004 to $20.9 million in 2005.

Net income per share for the third quarter 2005 decreased to $0.66 (diluted), compared with $0.77 (diluted) during the comparable period last year.

For the nine months ended September 30, 2005, revenue was $234.6 million, an increase of 4.9 percent over the $223.6 million in the same period last year. EBIT was $84.4 million, compared to $81.5 million in 2004. Net income for the nine months was $56.1 million or $1.77 per share (diluted), compared with $50.9 million or $1.62 per share (diluted) during the comparable period last year.

Commenting on the results for the third quarter, Stephen Morris, president and chief executive officer of Arbitron, said: “We achieved our third quarter goals for revenue and for profitability. Our core business remains strong, and we continue to invest in new services that have growth potential for our company and for our customers.”

“Two projects which are key to our growth initiatives–the Houston market demonstration of the Portable People Meter ratings system and the pilot panel for Project Apollo, the national marketing research service which would collect multi-media and purchase information from a common sample of consumers– both achieved important milestones in the third quarter.”

“In Houston, we delivered the first radio and television audience estimates, which confirmed the basic rating outcomes we saw in the Philadelphia trial of 2002-2003. We also showed that we could recruit and maintain a sample that is representative of the diverse Houston marketplace, particularly in terms of African-Americans and Spanish-speaking Hispanics, an important consideration for Arbitron and the media industry.”

“For Project Apollo, the consumers who will participate in our proposed pilot panel have been successfully recruited and ACNielsen HomeScan has made all preparations necessary to begin installing the PPM equipment as it arrives. In addition to Procter and Gamble, we have recently signed an agreement with a second subscriber for the pilot panel data and are in final contract discussions with several others.”

Company Updates Outlook for Year-End 2005

Arbitron is also providing guidance on its earnings outlook for the fourth quarter 2005 and is updating its guidance for the full year 2005.

For the fourth quarter 2005, Arbitron expects revenue to be between $75 million and $77 million, an increase between 2.9 percent and 5.6 percent compared to the fourth quarter of last year. Earnings Per Share (diluted) for the fourth quarter 2005 are expected to be between $0.29 and $0.33 versus $0.31 in the fourth quarter 2004.

Arbitron is updating its year-end guidance for 2005. Arbitron now expects year-end 2005 revenue to be between $309 million and $311 million, an increase of between 4.2 percent and 4.9 percent over year-end 2004 revenue. This compares to its previous estimate of an increase of 5 percent to 7 percent. Earnings Before Interest & Taxes (EBIT) for 2005 is now expected to be between $99.0 million and $101.0 million as compared to the previous estimated range of $97.0 million to $98.9 million. Net Income for 2005 is now expected to be between $64.9 million and $66.2 million as compared to the previous estimate of $62.7 million to $64.0 million. Earnings Per Share (diluted) for the year ending December 31, 2005 are now expected to be between $2.06 and $2.10 based on the Company’s estimate of the average number of diluted shares outstanding in 2005. Previously, the 2005 Earnings Per Share (diluted) estimate was $1.99 to $2.03.

Earnings conference call: schedule and access

Arbitron will host a conference call at 10:00 a.m. EDT on October 20 to discuss its third quarter results and other relevant matters. To listen to the call, dial the following telephone number: 877-780-2271. The call will also be available live on the Internet at the following sites: www.arbitron.com, www.ccbn.com and www.streetevents.com.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audiences and marketing information. The Company is developing the PPM, a new technology for media and marketing research.

Arbitron’s marketing and business units are supported by a research and technology organization located in Columbia, Maryland. Arbitron has approximately 1700 employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU, Inc., Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper and online industries.

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PPMSM is a mark of Arbitron Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

•	renew all or part of contracts with large customers as they expire;

•	successfully execute our business strategies, including implementation of our Portable People Meter services, as well as expansion of international operations;

•	effectively manage the impact of further consolidation in the radio industry;

•	keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs;

•	successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular; and

•	successfully manage the impact on costs of data collection due to privacy concerns and/or government regulations.

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K.

The forward-looking statements contained in this document speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended September 30, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,			%
	2005	2004	Change	Change
Revenue	$85,615	$81,965	$3,650	4.5%
Costs and expenses
Cost of revenue	25,643	23,531	2,112	9.0%
Selling, general and administrative	16,802	14,994	1,808	12.1%
Research and development	10,246	8,604	1,642	19.1%
Total costs and expenses	52,691	47,129	5,562	11.8%
Operating income	32,924	34,836	(1,912)	(5.5%)
Equity in net income (loss) of affiliate	193	(1,118)	1,311	(117.3%)
Earnings before interest and income taxes	33,117	33,718	(601)	(1.8%)
Interest income	797	309	488	157.9%
Interest expense	986	1,842	(856)	(46.5%)
Earnings before income taxes	32,928	32,185	743	2.3%
Income tax expense	12,027	7,957	4,070	51.1%
Net income	$20,901	$24,228	$(3,327)	(13.7%)
Net income per weighted average common share
Basic	$0.67	$0.78	$(0.11)	(14.1%)
Diluted	$0.66	$0.77	$(0.11)	(14.3%)
Weighted average shares used in calculations
Basic	31,198	31,174	24	0.1%
Diluted	31,519	31,562	(43)	(0.1%)
Other data
EBITDA	$34,529	$35,161	$(632)	(1.8%)

Arbitron Inc.
Consolidated Statements of Income
Nine Months Ended September 30, 2005 and 2004
(In thousands, except per share data)
(Unaudited)

	Nine Months Ended
	September 30,			%
	2005	2004	Change	Change
Revenue	$234,626	$223,634	$10,992	4.9%
Costs and expenses
Cost of revenue	75,531	74,789	742	1.0%
Selling, general and administrative	50,063	45,285	4,778	10.6%
Research and development	26,942	23,471	3,471	14.8%
Total costs and expenses	152,536	143,545	8,991	6.3%
Operating income	82,090	80,089	2,001	2.5%
Equity in net income of affiliate	2,337	1,411	926	65.6%
Earnings before interest and income taxes	84,427	81,500	2,927	3.6%
Interest income	2,225	707	1,518	214.7%
Interest expense	3,053	6,220	(3,167)	(50.9%)
Earnings before income taxes	83,599	75,987	7,612	10.0%
Income tax expense	27,467	25,040	2,427	9.7%
Net income	$56,132	$50,947	$5,185	10.2%
Net income per weighted average common share
Basic	$1.80	$1.64	$0.16	9.8%
Diluted	$1.77	$1.62	$0.15	9.3%
Weighted average shares used in calculations
Basic	31,265	30,982	283	0.9%
Diluted	31,624	31,521	103	0.3%
Other data
EBITDA	$88,637	$85,712	$2,925	3.4%

Arbitron Inc.
EBIT and EBITDA Reconciliation
Three and Nine Months Ended September 30, 2005 and 2004
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net income	$20,901	$24,228	$56,132	$50,947
Income tax expense	12,027	7,957	27,467	25,040
Net interest expense	189	1,533	828	5,513
EBIT	$33,117	$33,718	$84,427	$81,500
Depreciation and amortization	1,412	1,443	4,210	4,212
EBITDA	$34,529	$35,161	$88,637	$85,712

Note: Earnings before interest and income taxes (EBIT) and earnings before interest, income taxes, depreciation and amortization (EBITDA) are widely used measures of operating performance. They are presented as supplemental information that management of Arbitron believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
September 30, 2005 and December 31, 2004
(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$106,215	$86,901
Trade receivables	25,150	23,369
Property and equipment, net	23,700	18,536
Goodwill, net	40,558	37,773
Other assets	25,401	29,542
Total assets	$221,024	$196,121

Liabilities and Stockholders’ Equity:
Deferred revenue	$54,568	$59,608
Long-term debt	50,000	50,000
Other liabilities	37,162	41,133
Stockholders’ equity	79,294	45,380
Total liabilities and stockholders’ equity	$221,024	$196,121

Arbitron Inc.
EBIT Guidance Reconciliation
Year Ending December 31, 2005
(In millions)

	Year Ending December 31, 2005 Guidance Range
	Low	High
Earnings before interest and income taxes	$99.0	$101.0
Net interest expense	1.3	1.3
Income tax expense	32.8	33.5
Net income (Guidance)	$64.9	$66.2

Note: EBIT guidance was given in the Arbitron third quarter 2005 earnings conference call because the management of Arbitron believes it is useful to investors to evaluate the Company’s projected results because it excludes certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBIT should not be considered as a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity.